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EXHIBIT 99.1

LONE STAR TECHNOLOGIES, INC.
2004 LONG-TERM INCENTIVE PLAN

        1.     Background. The purpose of the Lone Star Technologies, Inc. 2004 Long-Term Incentive Plan (the "Plan") is to facilitate the ability of Lone Star Technologies, Inc. (the "Company") and its subsidiaries to attract, motivate and retain key personnel through the use of equity-based and cash incentive compensation opportunities ("Awards"). The Plan replaces the Lone Star Technologies, Inc. 1985 Long-Term Incentive Plan (the "Predecessor Plan").

        2.     Eligibility. The Company may grant Awards under the Plan to any present or future directors, officers, other employees and other key personnel of the Company or a subsidiary of the Company.

        3.     Limitations on Company Stock Awards Under the Plan.

          (a)   Aggregate Share Limitation. The number of shares of the Company's common stock ("Common Stock") that may be issued under the Plan may not exceed 6,700,000, reduced by the number of shares issued or covered by outstanding options under the Predecessor Plan. Subject to applicable law, shares are not considered issued for this purpose if such shares are (1) covered by the unexercised portion of an option that terminates, expires, is canceled or is settled in cash, (2) repurchased by the Company or forfeited by the recipient of the award, (3) subject to awards that are forfeited, canceled, terminated or settled in cash, or (4) withheld or surrendered as payment of the exercise or purchase price under an award or the tax withholding obligations associated with the exercise, vesting or settlement of an award.

          (b)   Annual Individual Award Limitations. The maximum number of shares of Common Stock covered by options and stock appreciation rights ("SARs") granted to an employee in a calendar year is 300,000. The maximum number of shares that may be earned by an employee with respect to any calendar year pursuant to performance-based equity Awards (other than options and SARs) described in Section 8 of the Plan is 100,000. The maximum amount that may be earned by an employee with respect to any calendar year pursuant to performance-based cash or non-equity Awards described in Section 8 of the Plan is $2 million. Any unused portion of the annual limitations on performance-based Awards that may be earned by an employee may be carried forward on a cumulative basis.

          (c)   Special Rules. For purposes of applying the limitations of Section 3(b), (1) an employee's Award is "earned" upon satisfaction of the applicable performance condition(s) and without regard to whether settlement of the Award is deferred or remains subject to a continuing service or other non-performance based condition, and (2) an employee's annual performance limit is "used" at the time of the Award granting the employee the opportunity to earn a cash or share payment in the future, without regard to whether such payment is subsequently earned.

        4.     Administration.

          (a)   Committee. The Plan will be administered by a committee (the "Committee") comprised of at least two members of the Company's Board of Directors (the "Board"), each of whom shall qualify as an "outside director" within the meaning of Section 162(m) or the Internal Revenue Code of 1986, as amended (the "Code") and as a "Non-Employee Director" within the meaning of SEC Rule 16b-3(b)(3) issued under the Securities Exchange Act of 1934 (the "Exchange Act"). If for any reason the Committee does not satisfy the requirements of the preceding sentence, such non-compliance shall not affect the validity of the awards, interpretations or other actions of the Committee. The members of the Committee will be appointed by and serve at the pleasure of the Board.

          (b)   Responsibility and Authority of Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to (1) select the persons to whom Awards will be made, (2) prescribe the terms and conditions of each Award and make amendments thereto, (3) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an Award made under the Plan, and (4) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company's expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

          (c)   Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate.

          (d)   Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decisions of the Committee as to any disputed question arising in connection with the Plan and any Award made under the Plan, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

          (e)   Indemnification. The Company shall indemnify and hold harmless each member of the Committee or subcommittee appointed by the Committee and any employee or director of the Company or of a subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, INCLUDING ANY LOSS, COST, LIABILITY, DAMAGE OR EXPENSE RESULTING FROM SUCH PERSON'S OWN NEGLIGENCE, unless and except to the extent attributable to such person's fraud or willful misconduct.

        5.     Stock Option Awards.

          (a)   General. Stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine. The Committee may impose restrictions on shares acquired upon, and/or make or impose such other arrangements or conditions as it deems appropriate for the deferral of income attributable to, the exercise of options granted under the Plan.

          (b)   Minimum Exercise Price. The exercise price per share of Common Stock covered by an option may not be less than 100% of fair market value on the date the option is granted (110% in the case of "incentive stock options" (within the meaning of Section 422 of the Code) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For Plan purposes, unless otherwise determined by the Committee, the fair market value of a share of Common Stock on any date is the average of the high and low prices per share on the principal national securities exchange on which shares of Common Stock are then traded, as reported by a recognized reporting service, or, if there are no sales on such date, on the next succeeding date on which such shares are traded.

          (c)   Limitation on Repricing of Options. Unless and except to the extent otherwise approved by the stockholders of the Company, the "repricing" of options granted under the Plan shall not be permitted. For this purpose, "repricing" means: (1) amending the terms of an option after it is granted to lower its exercise price, (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) canceling an option at a time when its exercise price is equal to or greater than the fair market value of the underlying shares, in exchange for another option, restricted stock, or other equity; provided, however, that a cancellation, exchange or other modification to an option that occurs in connection with a merger, acquisition, spin-off or other corporate transaction, including under Section 9 (relating to capital and other corporate changes) will not be deemed a repricing. A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the option, restricted stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the option holder.

          (d)   Maximum Duration. Unless sooner terminated in accordance with its terms, an option will automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an "incentive stock option" granted to an employee who is a 10% stockholder).

          (e)   Effect of Termination of Employment or Other Service. At the time an option is granted or, if no rights of the recipient are thereby reduced, thereafter, the Committee may establish such exercisability and other conditions applicable to the option following the termination of the optionee's employment or other service with the Company and its subsidiaries ("Termination of Service") as the Committee deems appropriate. In the absence of a specific provision described in the preceding sentence, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to an optionee's outstanding options upon Termination of Service:

            (i)    Termination by Reason of Retirement or Death. If an optionee's employment or other service terminates by reason of death, retirement after age 65, or retirement before age 65 with the consent of the Committee, then the optionee's outstanding options shall become exercisable in full (whether or not fully exercisable immediately before the optionee's Termination of Service), subject, however, in the case of an optionee who retires, to such other terms and conditions as the Committee may then impose. Any vested option will remain exercisable by a retired optionee or the beneficiary(ies) of a deceased optionee for a period of three years after the optionee's Termination of Service or, if earlier, until the expiration of the stated term of the option. A vested option will terminate at the expiration of such period to the extent it is not previously exercised.

            (ii)   Termination for Cause. If an optionee's employment or other service is terminated by the Company or a subsidiary for Cause (as defined below) or if, at the time of such termination, grounds for a termination for Cause exist, then any option held by the optionee (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. For purposes of the Plan relating to termination of employment or service, the term "Cause" means fraud, embezzlement, a felony involving moral turpitude or any other willful misconduct which has or can reasonably be expected to have a material adverse effect on the business, assets or reputation of the Company or any of its subsidiaries or on the ability of an individual to continue effectively to serve the Company in the same position, all as determined by the Board.

            (iii)  Other Termination. If an optionee's employment or other service terminates for any reason (other than death, retirement or Cause or at a time when Cause exists) or no reason, then any nonvested option held by the optionee will thereupon terminate. Any vested option will remain exercisable by the optionee for a period of 90 days or, if earlier, until the expiration of the stated term of the option. The vested option will terminate at the expiration of such period to the extent it is not previously exercised.

          (f)    Nontransferability. No option shall be assignable or transferable except upon the optionee's death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee, or. if there is no designated beneficiary or if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an optionee's options (other than options designated as "incentive stock options") by gift to any "family member" on such terms and conditions as the Committee deems appropriate. For this purpose, a "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse or sibling, including adoptive relationships, a trust all of the beneficial ownership interests in which are held by one or more of such persons, a foundation with respect to which the investment of assets is controlled by the option holder and/or any one or more of such persons, and any other entity all of the voting interests of which are held by the option holder and/or any one or more of such persons.

          (g)   Manner of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of shares to be purchased pursuant to that option, together with payment of the exercise price, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, in the form of unrestricted shares of Common Stock (to the extent of the fair market value thereof) if the surrender or withholding of such shares does not result in the recognition of additional accounting expense by the Company or, subject to applicable law, by any other form of consideration deemed appropriate. In addition, the Committee may permit optionees to elect to defer the delivery of shares representing the profit upon exercise of an option, subject to such terms, conditions and restrictions as the Committee may specify.

          (h)   Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied fully.

        6.     Stock Awards. The Committee may grant stock Awards upon such terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine. A stock Award may take the form of the issuance and transfer to the recipient of shares of Common Stock or a grant of stock units representing a right to receive shares of Common Stock in the future and, in either case, may be subject to designated vesting conditions and transfer restrictions.

          (a)   Minimum Purchase Price. The purchase price payable for shares of Common Stock transferred pursuant to a stock Award must be at least equal to their par value, unless other lawful consideration is received by the Company for the issuance of the shares or treasury shares are delivered in connection with the Award.

          (b)   Stock Certificates for Non-Vested Stock. Shares of Common Stock issued pursuant to a non-vested stock Award may be evidenced by book entries on the Company's stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for shares is issued before the stock Award vests, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares, and the Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for shares issued pursuant to non-vested stock Awards, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the Award.

          (c)   Stock Certificates for Vested Stock. The recipient of a stock Award that is or becomes vested will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for the vested shares covered by the Award, subject, however, to the payment or satisfaction of withholding tax obligations in accordance with Section 10. The delivery of vested shares covered by an Award of stock units may be deferred if and to the extent provided by the terms of the Award or directed by the Committee.

          (d)   Rights as a Stockholder. Unless otherwise determined by the Committee, (1) the recipient of a stock Award will be entitled to receive dividend payments (or, in the case of an Award of stock units, dividend equivalent payments) on or with respect to the shares that remain covered by the Award (which the Committee may specify are payable on a deferred basis and are forfeitable to the same extent as the underlying Award), (2) the recipient of a non-vested stock Award may exercise voting rights if and to the extent that shares of Common Stock have been issued to the recipient pursuant to the Award, and (3) the recipient will have no other rights as a stockholder with respect to such shares unless and until the shares are issued to the recipient free of all conditions and restrictions under the Plan.

          (e)   Nontransferability. With respect to any stock Award, unless and until all applicable vesting conditions, if any, are satisfied and vested shares are issued, neither the stock Award nor any shares of Common Stock issued pursuant to the Award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company in accordance with the terms of the Award or the Plan. Any attempt to do any of the foregoing before such time shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the shares or the Award, as the case may be.

          (f)    Termination of Service Before Vesting; Forfeiture. Unless the Committee determines otherwise at or after the time of the grant, a non-vested stock Award will be forfeited upon the recipient's Termination of Service. If a non-vested stock Award is forfeited, any certificate representing shares subject to such Award will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to the purchase price, if any, paid for such shares. If an Award of stock units is forfeited, the recipient will have no further right to receive the shares of Common Stock represented by such units.

        7.     Other Equity-Based Awards. The Committee may grant SARs, dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based Awards to eligible persons, subject to such terms and conditions as it may establish. Awards made pursuant to this Section may entail the transfer of shares of Common Stock to an Award recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of applicable tax and/or other laws. Shares of Common Stock covered by an Award made under this Section will be deemed to have been issued under the Plan for the purpose of applying the aggregate share limitation of Section 3(a) if and when such shares or the Award to which such shares relate shall become vested. An SAR constitutes a conditional right of the recipient to receive, in cash or shares of equivalent value, an amount equal to the fair market value of a share at an exercise or designated settlement date minus a specified base price, which shall not less than 100% of the fair market value of a share when the SAR is granted.

        8.     Performance-Based Awards.

          (a)   General. The Committee may condition the grant, exercise, vesting or settlement of equity-based Awards on the achievement of specified performance goals in accordance with this Section. In addition, incentive Awards, including annual incentive Awards and long term incentive Awards, denominated as cash amounts, may be granted under this Section 8, which Awards may be earned by achievement of specified performance goals in accordance with this Section. The performance period during which achievement of such performance goals may be measured may be any period specified by the Committee.

          (b)   Objective Performance Goals. A performance goal established in connection with an Award covered by this Section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a group, all as determined by the Committee:

            (i)    total revenue or any key component thereof;

            (ii)   operating income, pre-tax or after-tax income from continuing operations, EBITA, EBITDA (including, without limitation, EBITDA return based on average assets) or net income;

            (iii)  cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

            (iv)  earnings per share or earnings per share from continuing operations (basic or diluted);

            (v)   return on capital employed, return on invested capital, return on assets or net assets;

            (vi)  after-tax return on stockholders' equity;

            (vii) economic value created;

            (viii) operating margins or operating expenses;

            (ix)  value of the Company's Common Stock or total return to stockholders;

            (x)   value of an investment in the Company's Common Stock assuming the reinvestment of dividends;

            (xi)  strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, implementation of efficiencies or cost savings, cost targets, employee satisfaction, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

            (xii) a combination of any or all of the foregoing criteria.

  The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for Awards intended to qualify as "performance-based" under Section 162(m) of the Code and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

          (c)   Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based Award has been earned. The Committee may not exercise its discretion to enhance the value of an Award that is subject to performance-based conditions imposed under this Section.

        9.     Capital Changes, Reorganization, Sale.

          (a)   Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the Plan, the maximum number of shares with respect to which options, SARs or other equity Awards may be granted to or earned by any employee in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding stock unit or other equity-based Award, and any per-share base or purchase price or target market price included in the terms of any such Award, and related terms shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

          (b)   Change in Control of the Company. If, as part of a Change in Control transaction within the meaning of subparagraph (d)(iv) or (v) below, the stockholders of the Company receive capital stock of another corporation that is readily tradable on an established securities market ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then outstanding Awards may be assumed or converted into corresponding awards relating to Exchange Stock in such manner and with such adjustments as may be equitable or appropriate in order to reflect the transaction ("Exchange Stock Transaction") and preserve the value and character of the Award being assumed or converted. If such Change in Control transaction is not an Exchange Stock Transaction, or if it is an Exchange Stock Transaction and the Board does not arrange for the assumption or conversion of outstanding Awards, then, subject to consummation of the Change in Control, each outstanding Award will be fully vested and, if applicable, exercisable prior to the Change in Control. Unless the Board determines otherwise, an option or SAR that is not converted, assumed, exercised or liquidated for cash or otherwise before or in connection with a Change in Control that is an Exchange Stock Transaction will automatically terminate as of the time of the Change in Control.

          (c)   Termination of Service Following a Change in Control. If a Change in Control occurs and a participant's employment or other service is terminated in connection with the Change in Control (as described below), then the participant's outstanding equity Awards, if any, will be fully vested, and the participant's outstanding options and SARs, if any, will remain exercisable for three years after such termination of employment or other service, but not later than the expiration of the fixed term stated in the original option or SAR Award. The preceding sentence will apply to Awards granted under the Plan before a Change in Control that remain outstanding immediately after the Change in Control, including, without limitation, as a result of assumption or conversion.

  A Plan participant's employment or service is deemed to be terminated in connection with a Change in Control if such employment or service is terminated within two years after the date of the Change in Control either involuntarily without Cause or by the participant as a result of a reduction of his or her compensation or any material change in the location, authority, duties or other working conditions of his or her employment or other service.

          (d)   Definition of Change in Control. A Change in Control shall be deemed to have occurred if:

            (i)    any event affecting the Company that would be required to be reported by a reporting company as a change in control pursuant to Regulation 14A under the Exchange Act;

            (ii)   any person (within the meaning of Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding securities;

            (iii)  at any time during any twenty-four month period, the individuals who were serving on the Board at the beginning of such period or who were nominated for election or appointed to the Board during that period by a vote of at least two-thirds of such individuals still in office shall cease for any reason to constitute at least a majority of the Board;

            (iv)  a merger or consolidation of the Company with any other entity or a sale of all or substantially all of the assets of the Company, other than a merger, consolidation or sale which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of Company or the surviving or resulting entity or any parent thereof outstanding immediately thereafter; or

            (v)   the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

          (e)   Disposition of a Subsidiary. If the holder of an outstanding Award is employed by or provides services to a subsidiary of the Company and if the stock or assets of the subsidiary are transferred to a third party or otherwise disposed of, and if, immediately after such transfer or other disposition, the holder of the Award is no longer employed by or no longer provides services to the Company and its subsidiaries, then, unless the Committee determines otherwise and, unless the Award or the holder's rights under the Award terminate sooner in accordance with its terms and/or the terms of the Plan, upon the consummation of such transfer or other disposition:

            (i)    each option and SAR will become fully vested and exercisable for a period of three years after the date of the holder's Termination of Service;

            (ii)   the restrictions, vesting conditions and forfeiture conditions applicable to a stock, stock unit or other similar Award will lapse; and

            (iii)  the performance conditions applicable to an Award that is subject to performance-based vesting or other conditions will be deemed to have been satisfied.

          (f)    Fractional Shares. In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such Award shall cover only the number of full shares resulting from the adjustment.

          (g)   Committee Discretion. The Committee may impose other terms and conditions regarding the effect of a Change in Control on a Plan participant's outstanding Awards so long as they are not less favorable to the participant than the corresponding terms and conditions set forth in the preceding subsections of this Section 9.

        10.   Tax Withholding. As a condition to the exercise of any Award or the delivery of any shares of Common Stock pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary relating to an Award (including, without limitation, an income tax deferral arrangement pursuant to which employment tax is payable currently), the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an Award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules); provided, however, that no shares may be withheld if and to the extent that such withholding would result in the recognition of additional accounting expense by the Company.

        11.   Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may have a material adverse effect on a holder's rights under an outstanding Award without the holder's written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the Plan, the maximum number of shares with respect to which options, SARs or other equity Awards may be granted to any employee in any calendar year, or that would modify the class of persons eligible to receive Awards shall be subject to the approval of the Company's stockholders. The Committee may amend the terms of any agreement or Award made hereunder at any time and from time to time, provided, however, that any amendment which would have a material adverse effect on a holder's rights under an outstanding Award may not be made without the holder's written consent.

        12.   General Provisions.

          (a)   Shares Issued Under Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.

          (b)   Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (c)   Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

          (d)   No Employment or other Rights. Nothing contained in the Plan or in any Award agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient's employment or other service.

          (e)   Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

          (f)    Certain Limitations Relating to Accounting Treatment of Awards. At any time that the Company is accounting for stock-denominated Awards (other than SARs) under Accounting Principles Board Opinion 25 or a comparable successor thereto ("Applicable Accounting Rule"), the Company intends that, with respect to such Awards, the compensation measurement date for accounting purposes shall occur at the date of grant or the date performance conditions are met if an Award is fully contingent on achievement of performance goals, unless the Committee specifically determines otherwise. Therefore, other provisions of the Plan notwithstanding, in order to preserve this fundamental objective of the Plan, if any authority granted to the Committee hereunder or any provision of the Plan or an Award agreement would result, under the Applicable Accounting Rule, in "variable" accounting or a measurement date other than the date of grant or the date such performance conditions are met with respect to such Awards, if the Committee was not specifically aware of such accounting consequence at the time such Award was granted or provision otherwise became effective, such authority shall be limited and such provision shall be automatically modified and reformed to the extent necessary to preserve the accounting treatment of the award intended by the Committee, subject to Section 11 of the Plan.

          (g)   Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and Awards which do not qualify as "performance-based compensation" under Section 162(m) of the Code.

        13.   Governing Law. All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

        14.   Term of the Plan. The Plan shall become effective on the date it is approved by the Company's stockholders (the "Effective Date"), and the Predecessor Plan will thereupon terminate. Rights of persons with respect to outstanding awards under the Predecessor Plan will remain subject to the Predecessor Plan and the terms of those awards. Unless sooner terminated by the Board, the Plan shall terminate on tenth anniversary of the Effective Date. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

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  EXHIBIT 99.1
LONE STAR TECHNOLOGIES, INC. 2004 LONG-TERM INCENTIVE PLAN